Exhibit 11

                           QUEENS COUNTY BANCORP, INC.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                              Three Months Ended
                                                                   March 31,
(in thousands, except per share data)                          1999      1998(1)
--------------------------------------------------------------------------------

Net income                                                   $ 8,237     $ 6,255

Weighted average common shares outstanding                    18,535      19,274

Earnings per common share                                      $0.44       $0.33

Weighted average common shares outstanding                    18,535      19,274
                                                             =======     =======
Additional dilutive shares using average market
 value for the period when utilizing the
 Treasury stock method regarding stock options                   573       1,262
                                                             -------     -------

Total shares for diluted earnings per share                   19,108      20,536
                                                             =======     =======

Diluted earnings per common share
 and common share equivalents                                  $0.43       $0.31
                                                             =======     =======

(1) Reflects shares issued as a result of a 3-for-2 stock split on September 29, 1998.


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